                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
             SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

FILED BY THE REGISTRANT  [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT  [_]

-------------------------------------------------------------------------------

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             CAMBRIDGE HEART, INC.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggegate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ----------------------------------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

    ----------------------------------------------------------------------------

    3) Filing Party:

    ----------------------------------------------------------------------------

    4) Date Filed:

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

                             CAMBRIDGE HEART, INC.
                              ONE OAK PARK DRIVE
                         BEDFORD, MASSACHUSETTS 01730

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 23, 1997

  NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders (the "Meeting") of Cambridge Heart, Inc., a Delaware corporation (the "Company") will be held at the offices of Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109, on June 23, 1997, at 10:00 a.m., local time, for the purpose of considering and voting upon the following matters:

    1. To elect two directors of the Company for terms to expire at the 2000 Annual Meeting of the stockholders.

    2. To ratify the appointment by the Board of Directors of Price Waterhouse LLP as the Company's independent auditors for the year ending December 31, 1997.

    3. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Meeting. The Board of Directors has no knowledge of any other business to be transacted at the Meeting or at any adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on April 28, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. A list of such stockholders will be available for examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours for ten days prior to the Meeting at the office of the Secretary of the Company at the above address, and at the time and place of the Meeting.

  If you would like to attend the Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of such shares. You must also bring a form of personal identification. In order to vote your shares at the Meeting, you must obtain from the nominee a proxy issued in your name.

  A copy of the Company's Annual Report for the year ended December 31, 1996, which contains financial statements and other information of interest to stockholders, accompanies this Notice of Meeting and the enclosed Proxy Statement.

                                          By Order of the Board of Directors,

                                          Paul Albrecht, Secretary

Bedford, Massachusetts
May 23, 1997

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                             CAMBRIDGE HEART, INC.
                              ONE OAK PARK DRIVE
                         BEDFORD, MASSACHUSETTS 01730

                                PROXY STATEMENT
                      1997 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 23, 1997

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cambridge Heart, Inc., a Delaware corporation (the "Company") for use at the 1997 Annual Meeting of Stockholders (the "Meeting") to be held on June 23, 1997, at 10:00 a.m., local time, at Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109, and at any adjournments or postponements thereof. All proxies will be voted in accordance with the stockholders' instructions, and, if no choice is specified, the shares will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation to the Secretary of the Company. Attendance at the Meeting will not in itself be deemed to revoke a Proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the Proxy and vote in person.

  On April 28, 1997, the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, there were issued and outstanding and entitled to vote 10,365,013 shares of Common Stock, $.001 par value per share (the "Common Stock"). Each share entitles the record holder to one vote on each matter.

  The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required to ratify the selection of Price Waterhouse LLP as the Company's independent auditors for the year ending December 31, 1997. Shares held by stockholders who abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on the matter.

  THE NOTICE OF MEETING, THIS PROXY STATEMENT AND THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1996 ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT MAY 23, 1997. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), EXCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO THE COMPANY, ONE OAK PARK DRIVE, BEDFORD, MASSACHUSETTS, 01730, ATTENTION:
THOMAS V. HENNESSEY, JR. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information with respect to the beneficial ownership of Common Stock by (i) each stockholder known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each current director of the Company, (iii) the Company's Chief Executive Officer and the executive officers named in the Summary Compensation Table below and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes to the table, (i) all information set forth in the table is as of March 31, 1997 and (ii) the address for each director and executive officer of the Company is: c/o Cambridge Heart, Inc., One Oak Park Drive, Bedford, MA 01730.

                                           NUMBER OF SHARES      PERCENTAGE OF
                                        BENEFICIALLY OWNED (1) CLASS OUTSTANDING
                                        ---------------------- -----------------
Dr. Richard J. Cohen(2)...............        1,360,509              13.0%
Funds Managed by Invesco Funds(3).....        1,439,000              13.9
Venture capital partnerships
 affiliated
 with Morgan Stanley & Co.
 Incorporated(4)......................        1,166,667              11.3
Zachary C. Berk and Marlene Krauss(5).          926,796               8.9
Goldman, Sachs & Co.(6)...............          646,068               6.2
Jeffrey M. Arnold(2)..................          405,498               3.8
Thomas V. Hennessey, Jr.(2)...........           15,000                 *
Paul Albrecht.........................          136,750               1.3
J. Alex Martin(2).....................           15,000                 *
Robert T. Miragliuolo(2)..............           10,000                 *
Laurence Blumberg(7)..................          424,000               4.1
M. Fazle Husain(8)....................        1,166,667              11.3
F. David Rollo........................           25,000                 *
Rolf S. Stutz.........................           25,000                 *
J. Daniel Cole........................              --                --
All Directors and Executive Officers
 as a Group (13 persons)(9)...........        4,510,220              41.4

--------
 *Represents less than 1% of the outstanding Common Stock.
(1) The Company believes that each stockholder has sole voting and investment power with respect to the shares listed, except as otherwise noted. The number of shares beneficially owned by each stockholder is determined under rules of the Commission, and the information is not necessarily indicative of ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 31, 1997 through the exercise of any stock option or other right. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission by such stockholder of beneficial ownership of those shares of Common Stock. Shares of Common Stock which an individual or entity has a right to acquire within the 60-day period following March 31, 1997 pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or entity shown in the table.
(2) The shares shown in the table to be beneficially owned include any shares that such stockholder has the right to acquire within 60 days of March 31, 1997 by exercise of any stock option or warrant of which the Company has knowledge. The shares subject to such options or warrants are as follows:
    Dr. Cohen: 111,634 shares; Mr. Arnold: 316,835 shares; Mr. Hennessey:
    15,000 shares; Mr. Martin: 15,000 shares; and Mr. Miragliuolo: 10,000 shares.
(3) Includes 686,000 shares of Common Stock held by The Global Health Sciences Fund, 600,000 shares of Common Stock held by The Invesco Strategic Portfolios, Inc., 76,000 shares of Common Stock held by the Admax Global Health Sciences Fund, and 77,000 shares of Common Stock held by the Invesco Strategic Health Sciences Fund. The business address of Invesco Funds is 7800 East Union Avenue, Denver, CO 80237.

(4) Includes 773,306 shares of Common Stock held by Morgan Stanley Venture Capital Fund II, L.P., 200,702 shares of Common Stock held by Morgan Stanley Venture Investors, L.P. and 192,659 shares of Common Stock held by Morgan Stanley Venture Capital Fund II, C.V. The business address of Morgan Stanley is 1221 Avenue of the Americas, New York, NY 10020.
(5) Dr. Berk and Dr. Krauss are married to each other. Includes 35,384 shares held by KBL Healthcare, Inc. ("KBL"), 54,290 shares issuable upon the exercise of warrants held by KBL, 483,538 shares of Common Stock held by Dr. Krauss, 177,300 shares of Common Stock held by Dr. Berk, 60,000 shares held by the Berk Krauss Foundation, and 116,284 shares of Common Stock held in trust for the benefit of their children.
(6) Consists of shares beneficially owned by the Goldman Sachs Group, L.P. The business address of Goldman, Sachs & Co. is 85 Broad Street, New York, NY 10004.
(7) Includes 100,000 shares of Common Stock beneficially owned by Mr. Blumberg's father.
(8) Includes 1,166,667 shares of Common Stock held by venture capital partnerships affiliated with Morgan Stanley & Co. Incorporated. See footnote (4). Mr. Husain is a Vice President of Morgan Stanley & Co. Incorporated.
(9) Includes a total of 522,759 shares which the executive officers and directors together have a right to acquire pursuant to outstanding options or warrants exercisable within 60 days after March 31, 1997.

  To the Company's knowledge there are no agreements among any of the foregoing persons or entities with respect to the voting of shares of Common Stock of the Company.

                                   DIRECTORS

ELECTION OF DIRECTORS

  At the Meeting, two directors, Jeffrey M. Arnold and J. Daniel Cole, are to be elected to serve for terms that expire at the 2000 Annual Meeting of Stockholders. Mr. Arnold is presently a director of the Company. Zachary C. Berk and David F. Rollo, whose respective terms as directors will expire at the Meeting, are not standing for reelection.

  Unless otherwise instructed, the persons named in the accompanying proxy will vote to elect as directors the two nominees named below. The proxy may not be voted for more than two directors. If a nominee becomes unable or unwilling to serve as a director, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that either of the nominees will be unable or unwilling to serve as a director.

  Set forth below are the name and age of each nominee for director and the positions and offices held by him with the Company, his principal occupation and business experience during the past five years, the names of other publicly held companies of which he serves as a director and the year of the commencement of his term as a director of the Company.

JEFFREY M. ARNOLD                         A Director since 1993
                                          Age: 48

  Mr. Arnold has been President and Chief Executive Officer of the Company since September 1993. From 1990 to 1992, Mr. Arnold was President and Chief Executive Officer and a director of Molecular Simulations Inc., formerly Polygen Corporation, a leading supplier of software for rational drug design. From 1992 until 1993, Mr. Arnold was an independent management consultant providing interim executive management to high technology companies. He was formerly Vice President of Operations, Instrumentation Products for Datascope Corporation and has held positions as director of marketing and director of research and development positions for the medical systems division of Becton Dickinson.

J. DANIEL COLE                            Age: 50

  Mr. Cole has been General Partner of the Spray Venture Fund, a venture capital organization in part funded by Boston Scientific Corporation, since March 1997. From March 1995 to March 1997 Mr. Cole was Senior Vice President, and President of the Vascular Group, of Boston Scientific Corporation. From April 1993 to March 1995 Mr. Cole was President and Chief Operating Officer of SciMed Life System Corporation. From 1990 to April 1993 Mr. Cole was President of the Edwards Critical Care Division of Baxter Healthcare Corporation.

CURRENT DIRECTORS

  Set forth below (with the exception of Jeffrey M. Arnold, the information with respect to whom is set forth above) are the name and age of each current director and the positions and offices held by him or her with the Company, his or her principal occupation and business experience during the past five years, the names of other publicly held companies of which he or she serves as a director and the year of the commencement of his or her term as a director of the Company.

MARLENE KRAUSS, M.D.                      A Director since 1990
                                          Age: 52

  Dr. Krauss, a founder of the Company, has been Chairperson of the Board of Directors of the Company since 1990. Since August 1991 Dr. Krauss has served as Chairperson and Chief Executive Officer of KBL Healthcare, Inc., a merchant and investment banking firm focused exclusively on the health care industry. In November 1992, Dr. Krauss co-founded KBL Healthcare Acquisition Corporation, a publicly traded acquisition company, and served as its Chairperson and Chief Executive Officer through its acquisition of Concord Health Group, Inc. ("CHG"), an operator of long-term care facilities, in August 1994. Dr. Krauss served as Vice Chairperson of the Board of CHG from August 1994 until the sale of CHG to the Multicare Companies, Inc., in February 1996. Dr. Krauss was formerly President and Managing Director of the Med-Tech Group, a division of D.H. Blair & Co. Dr. Krauss is married to Dr. Berk.

ZACHARY C. BERK, O.D.                     A Director since 1993
                                          Age: 49

  Dr. Berk is a founder of the Company. Since August 1991 Dr. Berk has been Managing Director of KBL Healthcare, Inc., a merchant and investment banking firm which he co-founded. In November 1992, Dr. Berk co-founded KBL Healthcare Acquisition Corporation, a publicly traded acquisition company, and served as Vice President, Treasurer and director through its acquisition of CHG in August 1994. Dr. Berk served as a director of CHG from August 1994 until the sale of CHG to the Multicare Companies, Inc., in February 1996. Dr. Berk is a former Senior Vice President of the Med-Tech Group, a division of D.H. Blair & Co. Dr. Berk is married to Dr. Krauss.

LAURENCE J. BLUMBERG, M.D.                A Director since 1996
                                          Age: 35

  Dr. Blumberg is a founder of the Company. From June 1994 to present, Dr. Blumberg has also served as Vice President, Equity Research at Alliance Capital Management, L.P., an investment fund manager. From August 1992 to June 1994, Dr. Blumberg was an independent healthcare consultant. During this time he consulted for KBL Healthcare, Inc. and S Squared Technology, a money management firm. From October 1991 to August 1992, he was vice president of Castle Group Ltd, a medical technology venture capital group. From June 1989 until October 1991, he was with D.H. Blair & Co.

RICHARD J COHEN, M.D., PH.D.              A Director since 1993
                                          Age: 46

  Dr. Cohen, the scientific founder of the Company, has been a consultant to the Company since February 1993. Dr. Cohen has been, since 1979, Professor of Health Sciences and Technology at the Harvard-MIT Division of Health Sciences and Technology and is on the staff at the Brigham and Women's Hospital and Children's Hospital, both in Boston. From 1985 to 1995, Dr. Cohen was the Director of the Harvard-MIT Center for Biomedical Engineering, and he is currently the Director of the NASA Center for Quantitative Cardiovascular Physiology, Modeling and Data Analysis located at MIT. He serves on the editorial board of the Journal of Cardiovascular Electrophysiology and The Annals of Noninvasive Electrocardiology.

M. FAZLE HUSAIN                           A Director since 1995
                                          Age: 33

  Mr. Husain is a Vice President of Morgan Stanley & Co. Incorporated, an investment banking firm ("Morgan Stanley") where he has been employed since 1991, and of the Managing General Partner of certain partnerships affiliated with Morgan Stanley which beneficially own Common Stock of the Company. Mr. Husain was also employed at Morgan Stanley from 1987 until 1989. Mr. Husain serves on the Board of Directors of Enterprise Systems, Inc. and several private healthcare companies.

DAVID F. ROLLO, M.D., PH.D.               A Director since 1993
                                          Age: 58

  Since June 1996 Dr. Rollo has been the Senior Vice President of Medical Affairs & Medical Director of Raytel Medical Corporation. From April 1995 until June 1996, Dr. Rollo was Senior Vice President of HClA Healthlnfo Co., a medical device company. From October 1992 to April 1995, he was President and Chief Executive Officer of Metricor, lnc., a health care consulting organization and former subsidiary of Humana, Inc., where he was Senior Vice President of Medical Affairs from September 1980 to October 1992. Dr. Rollo is a Director of Positron Corporation, ADAC Laboratories and Raytel Medical Corp.

ROLF S. STUTZ                             A Director since 1993
                                          Age: 47

  Since 1983 Mr. Stutz has been Chief Executive Officer and director of Zoll Medical, a medical device manufacturer, where he was named Chairman in June 1996. Mr. Stutz is also a Director of Hemasure, Inc.

BOARD AND COMMITTEE MEETINGS

  The Board of Directors met 10 times during the year ended December 31, 1996 ("Fiscal 1996"), and acted by written consent on one occasion. Each director attended at least 75% of the aggregate number of Board meetings and the number of meetings held by all committees on which he or she then served.

  The Company has a standing Audit Committee of the Board of Directors, which reviews the effectiveness of the auditors during the annual audit, reviews the adequacy of financial statement disclosures, discusses the Company's internal control policies and procedures and considers and recommends the selection of the Company's independent accountants. Because shares of the Company were first sold to the public in the third quarter of Fiscal 1996, no Audit Committee meetings were held during Fiscal 1996. The members of the Audit Committee are currently Messrs. Berk and Stutz.

  The Company also has a standing Compensation Committee of the Board of Directors, which is responsible for establishing compensation policies with respect to the Company's executive officers, including the Chief Executive Officer and the other Named Executive Officers, and setting the compensation levels for these individuals. The Compensation Committee also considers and makes recommendations to the Board of Directors with respect to such matters as the establishment and implementation of employee incentive plans and administers the Company's Amended and Restated Incentive and Non-Qualified Stock Option Plan, the 1996 Equity Incentive Plan, the 1996 Employee Stock Purchase Plan and the 1996 Director Option Plan. The Compensation Committee met eight times during Fiscal 1996. The members of the Compensation Committee are Mr. Husain and Dr. Krauss. See "Report of the Compensation Committee on Executive Compensation."

  The Company has no standing nominating committee of the Board of Directors.

COMPENSATION OF DIRECTORS

  The Company's non-employee directors, other than those representing major stockholders of the Company, receive a fee of $500 per meeting of the Board of Directors. All non-employee directors receive reasonable travel and out-of-pocket expenses for attendance at meetings of the Board of Directors. Non-employee directors are also eligible to receive stock options under the 1996 Director Stock Option Plan (the "Director Plan"). See--"Director Option Plan."

DIRECTOR OPTION PLAN

  The Director Plan was adopted by the Board of Directors in May 1996, was approved by the stockholders in June 1996, and became effective on August 7, 1996. Under the terms of the Director Plan, options (the "Director Options") to purchase 10,000 shares of Common Stock will be granted to each person who becomes a non-employee director and who is not otherwise affiliated with the Company, effective as of the date of initial election to the Board of Directors. The Director Options will vest in equal annual installments over three years after the date of grant. Director Options will become immediately exercisable upon the occurrence of a change in control (as defined in the Director Plan). A total of 100,000 shares of Common Stock may be issued upon the exercise of stock options granted under the Director Plan. The exercise price of options granted under the Director Plan will equal the closing price of the Common Stock on the Nasdaq National Market on the date of grant.

  On August 7, 1996, each of Messrs. Rollo and Stutz were granted options to purchase 10,000 shares of Common Stock at $8.375 per share.

                              EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation Table. The following table sets forth certain information with respect to the compensation, for the last three fiscal years, of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers (the "Named Executive Officers") during Fiscal 1996:

                          SUMMARY COMPENSATION TABLE

                                                        LONG-TERM
                                      ANNUAL         COMPENSATION(2)
                                  COMPENSATION(1)        AWARDS
                               --------------------- ---------------
                                                       SECURITIES
                                                       UNDERLYING     ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR  SALARY  BONUUS      OPTIONS     COMPENSATION
 ---------------------------   ---- -------- ------- --------------- ------------
 Jeffrey M. Arnold...........  1996 $172,000 $60,000         --          --
  President and Chief          1995  157,466  30,000     191,500         --
  Executive Officer            1994  150,700  29,167         --          --
 Thomas V. Hennessey, Jr.....  1996  115,893  10,000         --          --
  Vice President of Opera-     1995   13,564     --       75,000         --
   tions,
  Treasurer and Chief
   Financial Officer(3)
 Paul Albrecht, Ph.D.........  1996  122,965  20,000         --          --
  Vice President of            1995  107,559  25,000         --          --
  Engineering and Secretary    1994  102,292  25,000         --          --
 J. Alex Martin..............  1996  113,224  10,000         --          --
  Vice President of Sales and  1995   57,468   5,417      75,000
  Business Development(4)
 Robert T. Miragliuolo.......  1996   89,336  35,000      50,000         --
  Vice President of Clinical
  and Regulatory Affairs(5)

--------
(1) Perquisites for the Named Executive Officers listed in the table did not exceed the lesser of $50,000 or 10% of total salary and bonus for the respective fiscal years and accordingly have been omitted in accordance with the rules of the Commission.
(2) The Company does not have a long-term compensation plan that includes long-term incentive payouts. No stock appreciation rights ("SARs") have been granted to or are held by any of the Named Executive Officers.
(3) Mr. Hennessey was appointed to the position of Vice President of Operations and Chief Financial Officer in November 1995.
(4) Mr. Martin was appointed to the position of Vice President of Sales and Business Development in June 1995.
(5) Mr. Miragliuolo was appointed to the position of Vice President of Regulatory and Clinical Affairs in April 1996.

  Option Grant Table. The following table sets forth certain information regarding options granted during Fiscal 1996 by the Company to the Named Executive Officers. The Company granted no SARs in Fiscal 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                        POTENTIAL REALIZABLE VALUE
                         NUMBER OF    PERCENT OF                        AT ASSUMED ANNUAL RATES OF
                         SECURITIES  TOTAL OPTIONS EXERCISE              STOCK PRICE APPRECIATION
                         UNDERLYING   GRANTED TO    OR BASE                 FOR OPTION TERM(2)
                          OPTIONS    EMPLOYEES IN    PRICE   EXPIRATION --------------------------
          NAME           GRANTED(1)   FISCAL YEAR  PER SHARE    DATE       0%       5%      10%
          ----           ----------  ------------- --------- ---------- -------- -------- --------
Jeffrey M. Arnold.......      --          --           --         --       --       --       --
Thomas V. Hennessey,
 Jr.....................      --          --           --         --       --       --       --
Paul Albrecht, Ph.D.....      --          --           --         --       --       --       --
J. Alex Martin..........      --          --           --         --       --       --       --
Robert T. Miragliuolo...   50,000(3)      22%        $1.00    3/25/06   $350,000 $601,558 $987,497

--------
(1) The securities underlying the options are shares of Common Stock.
(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from the date the respective options were granted to their expiration date. This table does not take into account actual appreciation in the price of the Common Stock to date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised. The gains shown are net of the option exercise price, but do not reflect taxes or other expenses associated with the exercise.
(3) The fair market value of the Common Stock underlying the options at the time of grant was $8.00 per share. The options vest 20% per year.

  Year End Option Table. The following table sets forth certain information regarding stock options exercised during Fiscal 1996 and held as of December 31, 1996 by the Named Executive Officers. The Company granted no SARs during Fiscal 1996.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SHARES UNDERLYING        VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS AT FISCAL
                           SHARES                         AT FISCAL YEAR-END                  YEAR-END(2)
                          ACQUIRED       VALUE      ------------------------------- -------------------------------
          NAME           ON EXERCISE REALIZED($)(1) EXERCISABLE(#) UNEXERCISABLE(#) EXERCISABLE($) UNEXERCISABLE($)
          ----           ----------- -------------- -------------- ---------------- -------------- ----------------
Jeffrey M. Arnold.......      --             --        316,835         399,666        3,495,321       4,206,256
Thomas V. Hennessey,
 Jr.....................      --             --         15,000          60,000          153,750         615,000
Paul Albrecht, Ph.D.....   90,000       $792,495           --           90,000              --        1,003,410
J. Alex Martin..........      --             --         15,000          60,000          153,750         615,000
Robert T. Miragliuolo...      --             --            --           50,000              --          512,500

--------
(1) Value based on last reported sale price of the Common Stock on the date of exercise.
(2) Value based on last reported sale price of the Common Stock at the fiscal year end ($11.25 per share) less the exercise price.

EMPLOYMENT AND CONSULTING AGREEMENTS AND OTHER ARRANGEMENTS

  The Company is a party to an employment agreement with Mr. Arnold for the period commencing September 1, 1993 and ending September 1, 1998. The employment agreement provides that Mr. Arnold is entitled to receive a base salary of $150,000 and is eligible to receive an annual bonus based upon the achievement of mutually agreed-upon objectives determined annually by the Company's Board of Directors. The Company also granted Mr. Arnold an option to purchase 616,162 shares of Common Stock, of which 123,232 have an exercise price of $.02 per share, 401,767 have an exercise price of $.20 per share and 91,163 have an exercise price of $2.00 per share. If his employment is terminated by the Company without cause, Mr. Arnold will be entitled to receive severance compensation in an amount equal to nine months' base salary. In the event of a Change in Control of the Company (as defined in the employment agreement), all options which are currently outstanding will become immediately exercisable. Furthermore, Mr. Arnold is entitled to terminate his employment agreement within 90 days of a Change in Control of the Company and to receive severance compensation equal to nine months' base salary. The agreement also contains a non-competition covenant pursuant to which Mr. Arnold is prohibited from competing with the Company during his employment with the Company and for a period of one year thereafter. Throughout the term of this employment agreement, the Board agrees to nominate Mr. Arnold, and the Company agrees to use its best efforts to cause Mr. Arnold to be elected, to the Board of Directors of the Company.

  The Company is a party to an employment agreement with Dr. Albrecht which provides for a five-year term ending on June 15, 1998. The agreement provides for an annual base salary of $100,000, as well as an annual bonus based upon the achievement of mutually agreed-upon objectives determined annually by the Company's Board of Directors. The Company also granted Dr. Albrecht an option to purchase 225,000 shares of Common Stock, of which 112,500 have an exercise price of $.002 per share and 112,500 have an exercise price of $.20 per share. If his employment is terminated by the Company without cause, Dr. Albrecht will be entitled to receive severance compensation in an amount equal to six months' base salary. The agreement also contains a non-competition covenant pursuant to which Dr. Albrecht is prohibited from competing with the Company during his employment by the Company and for a period of 18 months thereafter.

  The Company is a party to a consulting and technology agreement with Dr. Cohen pursuant to which Dr. Cohen spends one day a week at the Company working on the development and commercialization of certain technology licensed to the Company by the Massachusetts Institute of Technology. This agreement, which commenced in February 1993 and expires in February 1998, requires the Company to pay monthly consulting fees of up to $12,500. Total payments made during 1996, 1995, 1994 and 1993 were approximately $106,000, $100,000, $142,000 and
$116,000, respectively. In connection with this agreement, a warrant to purchase 109,634 shares of Common Stock for $2.00 per share was issued to Dr. Cohen. During the term of the consulting agreement, and for a period of up to two additional years following the termination or expiration of this agreement, Dr. Cohen is obligated not to compete with the Company so long as the Company makes continuing payments to Dr. Cohen during such two year period.

  The Company is also a party to a license agreement with Dr. Cohen, which commenced in February 1993 and pursuant to which Dr. Cohen granted to the Company an exclusive license to certain cardiac output monitoring technology developed by Dr. Cohen. This license agreement provides that the Company must achieve certain milestones, which include raising equity capital, spending a minimum of $200,000 in each two-year period during the term of the agreement and conducting clinical trials. If such milestones are not achieved, Dr. Cohen has the right to terminate the agreement. The license agreement also sets forth certain provisions relating to potential infringement of the patent rights that allow, but do not require, either party to take action against such infringement. The Company is required to pay Dr. Cohen a royalty based on 3% of net sales of products developed from such technology. If the Company chooses to sublicense this technology to an unrelated party, the royalty will be based on 20% of the gross revenue received from the unrelated party for products developed from such technology.

                            COMPENSATION COMMITTEE

  The Compensation Committee of the Company's Board of Directors consists of Mr. Husain and Dr. Krauss.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Company's Board of Directors is responsible for establishing compensation policies with respect to the Company's executive officers, including the Chief Executive Officer and the Named Executive Officers, and setting the compensation for these individuals.

  The Compensation Committee seeks to achieve three broad goals in connection with the Company's executive compensation programs and decisions regarding individual compensation. First, the Compensation Committee structures executive compensation programs in a manner that the Committee believes will enable the Company to attract and retain key executives. In order to ensure continuity of certain key members of management, the Compensation Committee has approved in the past multi-year employment contracts. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of specified business objectives of the Company and/or the individual executive's particular business unit. By tying compensation in part to particular goals, the Compensation Committee believes that a performance-oriented environment is created for the Company's executives. Finally, the Company's executive compensation programs are intended to provide executives with an equity interest in the Company so as to link a portion of the compensation of the Company's executives with the performance of the Common Stock.

  Section 162(m) of the Internal Revenue Code of 1986, as amended in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer or any of its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements, such as stockholder approval of a compensation plan, are met. Although the Compensation Committee has considered the limitations on the deductibility of executive compensation imposed by Section 162(m) in designing the Company's executive compensation programs, the Committee believes that it is unlikely that such limitations will affect the deductibility of the compensation to be paid to the Company's executive officers in the near term. Based in part on this judgment, the Compensation Committee has determined not to recommend to the Company's Board of Directors that the bonus arrangements for the Company's executive officers be submitted to the Company's stockholders for their approval. The Compensation Committee believes that option grants and stock awards made at fair market value under the Company's 1996 Equity Incentive Plan are exempt from the limitations of Section 162(m).

  The compensation programs for the Company's executives established by the Compensation Committee consist of three elements based upon the objectives described above: base salary; annual cash bonus; and a stock-based equity incentive in the form of participation in the Company's 1996 Equity Incentive Plan and/or Stock Purchase Plan. In establishing base salaries for executives, the Compensation Committee monitors salaries at other companies, considers historic salary levels of the individual and the nature of the individual's responsibilities and compares the individual's base salary with those of other executives at the Company. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions, the Company's financial performance and the individual's performance in establishing base salaries of executives.

  During Fiscal 1996, two of the executive officers, including the Chief Executive Officer, were parties to multi-year employment agreements with the Company that provide for bonuses upon satisfaction of certain criteria. Pursuant to such agreements, for Fiscal 1996 Mr. Arnold was awarded a bonus of $60,000 and Mr. Albrecht was awarded a bonus of $20,000. The Compensation Committee believes that the base salary levels provided for in these contracts and the bonus criteria established appropriate salary levels for the covered individuals in light of the factors described above. Moreover, each of these employment agreements includes provisions prohibiting the executive from engaging in a business competitive with the Company during the term of the agreement; in the case of Mr. Arnold the prohibition of competition is for one year after the termination of his employment, and in the case of Mr. Albrecht the prohibition of competition is for 18 months after the termination of his employment. The employment agreement with Mr. Arnold expires on September 1, 1998 and the employment agreement with Mr. Albrecht expires on June 15, 1998.

  The Compensation Committee generally structures cash bonuses not associated with the above employment agreements by linking them to the achievement of specified Company and/or business unit performance objectives. Pursuant to such bonus policy, for Fiscal 1996 each of Messrs. Hennessey, Martin and Miragliuolo were awarded a bonus of $10,000. The Compensation Committee from time to time awards signing bonuses to attract qualified personnel. Pursuant to such bonus policy, the Company awarded a $25,000 signing bonus to Mr. Miragliuolo in Fiscal 1996.

  Stock option grants in Fiscal 1996 were designed to link the overall compensation of any executive officers receiving such awards with his performance, in light of all other current and past compensation received by such executive officer. Such grants, as a result of the applicable vesting arrangements, also serve as a means for the Company to retain the services of these individuals. Mr Miragliuolo, the only Named Executive Officer to receive stock options in Fiscal 1996, received an option to purchase 50,000 shares of Common Stock in Fiscal 1996. The option grant to Mr. Miragliuolo was based on the above criteria.

                                          M. Fazle Husain
                                          Marlene Krauss

                            STOCK PERFORMANCE CHART

  The following chart compares the percentage change in the cumulative total stockholder return on the Common Stock during the period beginning August 2, 1996 (the date of the Company's initial public offering) and ending December 31, 1996 with the total return on the NASDAQ Composite Index and the Dow Jones Advanced Medical Devices index consisting of Acuson Corporation, Alza Corporation, Beckman Instruments, Inc., Biomet, Inc., Dentsply International, Inc., Guidant Corporation and Medtronic, Inc. The comparison assumes $100 was invested on August 2, 1996 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


                             [GRAPH APPEARS HERE]

                                       8/2/96          12/31/96
                                      --------        ----------
Cambridge Heart, Inc.                  $100              $125
Dow Jones Advanced Medicial Devices    $100              $121
NASDAQ Composite Index                 $100              $114


                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

  Subject to ratification by the stockholders, the Board of Directors, on the recommendation of its Audit Committee, has appointed the firm of Price Waterhouse LLP as the Company's independent auditors for the year ending December 31, 1997. Price Waterhouse LLP has been the Company's independent auditors since the Company's inception. Although stockholder approval of the Board of Directors' selection of Price Waterhouse LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the Meeting, the Board of Directors will reconsider this appointment.

  Representatives of Price Waterhouse LLP are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during Fiscal 1996, the Company's officers, directors and holders of more than 10% of the Common Stock complied with all Section 16(a) filing requirements.

                                 OTHER MATTERS

  Management does not know of any other matters which may come before the Meeting. However, if any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

  All costs of solicitations of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy, personal interviews, and other means. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in connection therewith.

  Stockholder proposals to be included in the Company's proxy statement for the 1998 Annual Meeting of Stockholders must be received by the Company, for consideration, on or before January 23, 1998.

                                          By Order of the Board of Directors,

                                          Paul Albrecht, Ph.D, Secretary
May 23, 1997

  THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

PROXY                        CAMBRIDGE HEART, INC.                       PROXY

                ANNUAL MEETING OF STOCKHOLDERS - JUNE 23, 1997

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                 THE COMPANY.

        The undersigned, having received notice of the meeting and the proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Jeffrey M. Arnold and Thomas V. Hennessey, Jr., and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of Cambridge Heart, Inc. (the "Company") to be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, at 10:00 a.m. (local time), on Monday, June 23, 1997 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of shares of Common Stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present. Each of the following matters is being proposed by the Company.

        IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.



                                   (To Be Signed on Reverse Side)

      ____ Please mark your
     /_X_/ votes as in this
           example.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, print that nominee's name in the line provided below.)

                               ____            ____
1.   Election of directors    /___/ FOR       /___/ WITHHELD


FOR (all nominees except as marked below)


_________________________________________

Nominees: Jeffrey M. Arnold and J. Daniel Cole.

2. Ratification of the selection of Price Waterhouse LLP as the Company's independent accountants.
           ____              ____              ____
          /___/ FOR         /___/ AGAINST     /___/ ABSTAIN

     The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal specified above, this proxy will be voted for such election to office or proposal.

     Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.


SIGNATURE(S)                                              DATE
            ---------------------------------------------     -----------------
Note: Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally.